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                                                                   Exhibit 99.5
                 LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
                      TRUST COMPANIES AND OTHER NOMINEES

                            Regarding the Offer By
                       BUILDING ONE SERVICES CORPORATION
                    To Purchase for Cash 24,365,891 Shares
                              at $25.00 Per Share

TO:BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

  Pursuant to your request, we are enclosing herewith the material listed below relating to the offer by Building One Services Corporation (the "Company") to purchase 24,365,891 shares of its issued and outstanding common stock ("Shares"), at a price equal to $25.00 per Share, subject to the terms and conditions set forth in the Offer to Purchase, dated February 19, 1999, and the related Letter of Transmittal (which together constitute the "Offer").

  THE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 24, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE").

  The following documents are enclosed:

  (1) OFFER TO PURCHASE, DATED FEBRUARY 19, 1999;

  (2) LETTER OF TRANSMITTAL TO BE USED TO TENDER SHARES;

  (3) GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER;

  (4) NOTICE OF GUARANTEED DELIVERY;

  (5) LETTER TO CLIENTS, WHICH MAY BE SENT UPON ANY REQUEST FOR INFORMATION BY YOUR CLIENTS FOR WHOSE ACCOUNT YOU HOLD SHARES REGISTERED IN YOUR NAME (OR IN THE NAME OF YOUR NOMINEE) WITH SPACE PROVIDED FOR OBTAINING SUCH CLIENTS' INSTRUCTIONS WITH REGARD TO THE OFFER;

  (6) RETURN ENVELOPE ADDRESSED TO HARRIS TRUST COMPANY OF NEW YORK, THE DEPOSITARY; AND

  (7) LETTER TO STOCKHOLDERS FROM JONATHAN J. LEDECKY, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF BUILDING ONE SERVICES CORPORATION.

 PLEASE NOTE THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON MARCH 24, 1999, UNLESS EXTENDED.


  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY.

  No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup tax withholding at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided. Certain withholdings may also apply with respect to payments to non-U.S. stockholders. See Instruction 12 of the Letter of Transmittal.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

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  Additional copies of the enclosed material may be obtained from MacKenzie
Partners, Inc., the Information Agent, by calling 800/322-2885 toll-free. Any question you have with respect to the Offer should be directed to the Information Agent at the number indicated in the previous sentence.

                                        Very truly yours,

                                        BUILDING ONE SERVICES CORPORATION




 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.


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